Exhibit 24(b)(8)(f)(3):  Form of 12b-1 Agreement as of April 1, 2017, between Federated Securities Corp.
and Directed Services LLC.

FEDERATED®

RULE 12B-1 AGREEMENT

This rule 12b-1 Agreement is entered into between Federated Securities Corp. (“Distributor”) and Directed Services LLC (“Dealer”) as of April 1, 2017, in conjunction with a certain Fund Participation Agreement entered into among Voya Insurance and Annuity Company, Distributor, and Federated Insurance Series (individually, a “Fund” and collectively, the “Funds”) dated April 1, 2017 (the “Fund Participation Agreement”). Whereas, certain of the Funds have adopted a rule 12b-1 Plan (the “Plan”) and approved this form of Agreement pursuant to rule 12b-1 under the Investment Company Act of 1940, in consideration of the mutual covenants and agreements contained herein, Dealer and Distributor hereby agree:

1.  Distributor hereby appoints the Dealer to render or cause to be rendered sales support services to the Funds and their shareholders.

2.  The services to be provided under Paragraph 1 may include, but are not limited to, the following:

(a)     entering net purchase transactions through the computer terminals, through a toll-free telephone number or otherwise;

(b)     entering net redemption transactions through the computer terminals, through a toll-free telephone number or otherwise;

(c)     electronically transferring and receiving funds for Fund Share purchases and redemptions and confirming and reconciling all such transactions;

(d)     reviewing the activity in Fund accounts;

(e)     providing training and supervision of its personnel;

(f)      advertising the availability of its services and products;

(g)     providing assistance and review in designing materials to send to customers and potential customers and developing methods of making such materials accessible to customers and potential customers; and

(h)     responding to customers’ and potential customers’ questions about the funds.

The services listed above are illustrative. The Dealer is not required to perform each service and may at any time perform either more or fewer services than described above.

3.   During the term of this Agreement, Distributor will pay Dealer Rule 12b-1 fees for each Fund computed at an annual rate equal to the percentage of the average daily net asset value set forth in Exhibit A to this Agreement. For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the fee on the basis of the number of days that the Agreement is in effect during that period.

4.   With respect to each Fund, this Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Trustees of the fund, including a majority of the members of the Board of Trustees of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Fund’s Plan or in any related documents to the Plan (“Disinterested Trustees” ) cast in person at a meeting called for that purpose;

PGHLIB-2279093.1

5.   Notwithstanding paragraph 4, this Agreement may be terminated as follows:

(a)     at any time, without payment of any penalty, by the vote of a majority of the Disinterested Trustees of a Fund or by a vote of a majority of the outstanding voting securities of the Fund as defined in the Investment Company Act of 1940 or upon sixty (60) days’ written notice to the parties of this Agreement;

(b)     automatically in the event of the Agreement’s assignment as defined in the Investment Company Act of 1940 or upon the termination of the “Distributor’s contract” between the Funds and Distributor;

(c)     by either party to the Agreement without cause by giving the other party at least sixty (60) days’ written notice of its intention to terminate; and

(d)     immediately upon the termination of the fund Participation Agreement.

6.   The termination of this Agreement with respect to any one Fund will not cause the Agreement’s termination with respect to any other Fund.

7.   This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

8.   This Agreement does not relieve either party from any obligations under the Fund Participation Agreement. The Fund Participation Agreement shall control in case of any conflict with this Agreement. This Agreement supersedes any prior agreements relating to the Funds and providing of the payment of Rule 12b-1 fees made between the parties.

9.   In performing its obligations under this Agreement, Dealer shall comply with all federal and state laws and all applicable rules and regulations issued by agencies having supervisory authority over the parties, including all applicable provisions of the regulations promulgated by Financial Industry Regulatory Authority or its successor (“Applicable Law”). According, dealer represents and warrants to Distributor that, if required by Applicable Law, appropriate steps have been taken to notify Dealer’s clients of the existence of the arrangement described herein and if required, obtain their written acknowledgement and consent with respect to Dealer’s receipt of any payments described herein.

10. This Agreement may be amended only by a written instrument signed by bother parties; provided however that Distributor may amend Exhibit A from time to time by posting the amended Exhibit A on Distributor’s website. Any such amendment shall be effective as of the date indicated on the amended Exhibit A.

11. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Distributor:

Federated Securities Corp.

Federated investors Tower

1001 Liberty Avenue

Pittsburgh, Pennsylvania 15222-3779

Attn:  John W. McGonigle

Unless otherwise notified in writing, all notices to insurer shall be given or sent to the addrss shown on the signature page of this Agreement.

IN WITNESS WHEREOF, the Agreement has been executed as of the date set forth below by a duly authorized officer of each party.

DIRECTED SERVICES LLC
(Please print or type)

By:

Name:

Title:

Address:

City	State	Zipcode

FINRA Central Registration Depository (CRD) # 21675

FEDERATED SECURITIES CORP.

By:

Name:

Title:

Date:

Rule 12B-1 Agreement – Fund Participation agreement April 30, 2008	Page 2

Exhibit A to Rule 12b-1 Agreement

Federated

Exhibit A to Rule 12b-1 Agreement

As of February 28, 2013

The following lists the Funds and Shares subject to the Rule 12b-1 Agreement and the compensation payable to Dealer pursuant to the Rule 12b-1 Agreement. Rule 12b-1 fees are paid at an annual rate on the average net asset value of shares held in fund accounts attributed to Dealer pursuant to the Rule 12b-1 Agreement. A Fund marked with an asterisk (*) does not offer separate classes of shares but is subject to the same fee rates listed for the class that the Fund is grouped under. Each Fund’s prospectus shall control in case of any conflict with this Exhibit.

The Rule 12b-1 fees will be distributed so long as the total amount payable to Dealer, for each individual transfer agent system financial intermediary number, for the period is at least $XX.00;

Class S Shares

FUND LEGAL NAME	FUND NUMBER	CUSIP	FUND GROUP NAME	FUND TYPE	DISTRIBUTION (RULE 12B-1) FEE BP	PAYMENT CYCLE
FEDERATED MANAGED TAIL RISK FUND II	928	313916819	FEDERATED INSURANCE SERIES	VARIABLE ANNUITY	XX	Annually
FEDERATED HIGH INCOME BOND FUND II	250	313916843	FEDERATED INSURANCE SERIES	VARIABLE ANNUITY	XX	Annually
FEDERATED KAUFMANN FUND II	957	313916777	FEDERATED INSURANCE SERIES	VARIABLE ANNUITY	XX	Annually
FDEDRATED QUALITY BOND FUND II	929	313916785	FEDERATED INSURANCE SERIES	VARIABLE ANNUITY	XX	Annually

Product 38549